Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 66,839,131.00		$ 5,815.00
	Total Transaction Valuation:	$ 66,839,131.00
	Total Fees Due for Filing:			$ 5,815.00
	Total Fees Previously Paid:			$ 5,815.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	Calculated as the aggregate maximum purchase price for Shares that could be purchased, based upon the net asset value of the Fund as of July 31, 2026. The fee of $5,815.00 was paid in connection with the filing of the Schedule TO-I by AIP Alternative Lending Fund A (File No. 005-90752) on October 2, 2026. The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 from October 1, 2026 to September 30, 2027, equals $87.00 per $1,000,000 of the Transaction Valuation of 5% of the net asset value at July 31, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources